EXHIBIT 99.1

1259 NW 21st Street

Pompano Beach, FL 33069

NEWS

December 29, 2009

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. RECEIVES NASDAQ DELISTING NOTICE

WILL APPEAL NASDAQ DECISION

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today that it has received a NASDAQ Staff Determination letter on December 23, 2009, indicating that Nasdaq determined to deny the Company’s continued listing of its common stock on the Nasdaq Capital Market, due to the Company’s failure to comply with the minimum stockholders’ equity requirement of $2,500,000 as set forth in NASDAQ Listing Rule 5500(b) as of September 30, 2009.  The Company has determined to appeal the Nasdaq Staff’s determination and will submit a request for a hearing no later than December 30, 2009.  The hearing request will stay the suspension of the Company’s securities and the Company’s common stock will continue to trade on the Nasdaq Capital Market during the pendency of the appeal.

Imperial Industries, Inc., a building products company, sells products primarily in the State of Florida and to a certain extent the rest of the Southeastern United States with facilities in the State of Florida. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”), and in other reports filed with the SEC.